Exhibit 99.1

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS FISCAL

OCTOBER SALES RESULTS

Minneapolis, MN, November 8, 2007 — Christopher & Banks Corporation (NYSE: CBK) today reported fiscal October sales results and updated its third quarter earnings guidance.

For the five-week period ended November 3, 2007, total sales were $66.4 million compared to $53.0 million for the five-week period ended October 28, 2006.  October same-store sales for the five-weeks ended November 3, 2007 as compared to the five-week period ended November 4, 2006 increased 22% due in large part to the positive results of the Company’s first ever friends and family promotion.

Total sales for the eight fiscal months ended November 3, 2007 were $402.3 million compared to $369.1 million for the eight fiscal months ended October 28, 2006.  Same-store sales for the thirty-five fiscal weeks ended November 3, 2007 were up 3% when compared to the corresponding thirty-five week period ended November 4, 2006.  As of November 3, 2007, the Company operated 825 stores compared to 771 stores as of October 28, 2006.

Lorna Nagler, President and Chief Executive Officer, commented, “We are extremely pleased with our October same-store sales results. The majority of the 22% comparable store sales increase was due to the overwhelming success of our planned friends and family promotion. In addition, October merchandise margins were in line with last year’s levels.

We were pleased with the low-single digit increase in same-store sales for the first four weeks of fiscal October as compared to the corresponding four week period of last year. Customer response to our first ever friends and family event featured on the last Saturday of our October fiscal month and the first Sunday of our November fiscal month significantly exceeded our expectations and led to our outstanding performance in October.”

Ms. Nagler concluded, “Inventories continue to be well managed.  We anticipate inventory receipts on a per store basis will be down more than 10% from November through the end of our fiscal year as compared to last year.”

Financial Outlook

                The Company currently anticipates fiscal 2008 third quarter earnings per diluted share to be in the range of $0.26 to $0.28.  This compares to third quarter of fiscal 2007 earnings per diluted share of $0.24.  The updated third quarter guidance reflects the expectation for a low to mid-single digit same-store sales increase in November same-store sales.  For the year, the Company estimates earnings per diluted share to be in the range of $0.74 to $0.78, compared to $0.89 per share last year.

                In addition, the Company announced that it purchased 75,000 shares of its common stock in October.  The Company has now purchased 561,100 shares of its common stock at a total cost of approximately $8.0 million under its current $20 million repurchase program.

About Christopher & Banks

                Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 825 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 538 Christopher & Banks stores, 249 C.J. Banks stores and 38 Acorn stores.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements regarding anticipated third quarter and full year earnings per diluted share and the expectations of a low to mid single-digit same-store sales increase in November.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control such as; a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our expanding operations; (iv) escalation in energy costs; (v) failure to locate and operate an adequate number of profitable store locations;(vi) an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; (vii) effectiveness of the Company’s brand awareness and marketing programs; (viii) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; or (ix) the failure to successfully implement the Company’s strategic plans.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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